UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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EXTERRAN CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing April 19, 2017, Exterran Corporation sent the following communication to certain stockholders.

Exterran Corporation
2017 Annual Meeting of Stockholders
April 27, 2017
Supplemental Information regarding Proposal 1 - Election of Directors

Exterran Corporation (the “Company”) was spun off from Exterran Holdings, Inc. (“Holdings”) in 2015 (the “Spin-off”). The Company’s corporate governance structure was put in place by Holdings at the time of the Spin-off and included a provision in both our amended and restated bylaws (the “Bylaws”) and our amended and restated certificate of incorporation (the “Charter”) that require the approval by holders of 66 2/3% of the voting power of the Company’s outstanding common stock to amend the Bylaws. In the course of our engagement with stockholders following the Spin-off, no stockholders have expressed concerns about these Bylaw amendment provisions.

On March 17, 2017, we mailed to our stockholders the proxy statement for our 2017 annual meeting of stockholders. Based on additional engagement with our stockholders in connection with soliciting proxies for the upcoming annual meeting, on April 18, 2017 our Board of Directors approved and adopted an amendment to Article IX of the Bylaws to change the vote required to amend our Bylaws from the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding common stock to the affirmative vote of the holders of a majority of the voting power of our outstanding common stock, subject to the limitations in the Charter that currently require the approval by holders of 66 2/3% of the voting power of our common stock to amend our Bylaws.

The Board also adopted a resolution to submit to the Company’s stockholders, at the 2018 annual meeting of stockholders, a proposal (the “Charter Amendment Proposal”) to amend Article SEVENTH of the Company’s Amended and Restated Certificate of Incorporation to replace the vote required to amend our Bylaws from the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding common stock to the affirmative vote of the holders of a majority of the voting power of our outstanding common stock. The Charter Amendment Proposal will not be effective unless and until it is approved by a majority of the Company’s outstanding common stock entitled to vote on the Charter Amendment Proposal at the 2018 annual meeting of stockholders.